Exhibit 10.10

Execution Version

SERIES B PREFERRED STOCK PURCHASE AGREEMENT

THIS SERIES B PREFERRED STOCK PURCHASE AGREEMENT (this “Agreement”), is made as of the 14th day of May, 2021 by and among Stronghold Digital Mining, Inc., a Delaware corporation (the “Company”) and the investors listed on Exhibit A attached to this Agreement (each a “Purchaser” and together the “Purchasers”).

RECITALS

A.B. Riley Securities, Inc. is acting as placement agent (the “Placement Agent”) in connection with the Company’s offering of shares of its Series B Preferred Stock (as defined below).

B.The Purchasers wish to purchase from the Company, and the Company wishes to sell and issue to the Purchasers, upon the terms and conditions stated in this Agreement up to 630,915 shares of Series B Preferred Stock at a price of $31.70 per Share (as defined below) for maximum gross proceeds of up to $20,000,005.50 (the “Maximum Amount”).

C.The Company and the Purchasers are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by Section 4(a)(2) of the Securities Act (as defined below) and Rule 506(b) of Regulation D promulgated thereunder.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual terms, conditions and other agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree to the sale and purchase of the Shares as set forth herein.

1.Purchase and Sale of Preferred Stock.

1.1Sale and Issuance of Preferred Stock.

(a)The Certificate of Incorporation of the Company immediately prior to the Initial Closing shall be as set forth on Exhibit B to this Agreement (the “Certificate of Incorporation”).  The Bylaws of the Company immediately prior to the Initial Closing shall be as set forth on Exhibit C to this Agreement (the “Bylaws” and, together with the Certificate of incorporation, the “Company Organizational Documents”).

(b)Subject to the terms and conditions of this Agreement, each Purchaser agrees to purchase at the Closing and the Company agrees to sell and issue to each Purchaser at the Closing that number of shares of Series B Convertible Redeemable Preferred Stock, $0.0001 par value per share (the “Series B Preferred Stock”), set forth opposite each Purchaser’s name on Exhibit A, at a purchase price of $31.70 per share (the “Purchase Price”). The shares of Series B Preferred Stock issued to the Purchasers pursuant to this Agreement (including any shares issued at the Initial Closing and any Additional Shares, as defined below) shall be referred to in this Agreement as the “Shares.”

1.2Closing; Delivery.

(a)The initial purchase and sale of the Shares shall take place remotely via the exchange of documents and signatures on such date and at such time as the Company and the Placement Agent mutually agree, orally or in writing (which time and place are designated as the “Initial Closing”). In the event there is more than one closing, the term “Closing” shall apply to each such closing unless otherwise specified.

(b)At each Closing, the Company or its transfer agent shall deliver to each Purchaser the Shares being purchased by such Purchaser at such Closing against payment of the purchase price therefor at or prior to the Closing by wire transfer to the Company’s corporate bank account utilizing the wire instructions separately provided to the Purchaser in writing by the Company or the Placement Agent. Unless a Purchaser requests a Series B Preferred Stock Certificate, the Shares will be delivered to such Purchaser in book-entry form through the book-entry system of the Company’s transfer agent and registrar.

1.3Sale of Additional Shares of Preferred Stock.(a)  After the Initial Closing, the Company may sell, on the same terms and conditions as those contained in this Agreement, additional Shares until the gross proceeds of all Shares sold at the Initial Closing and all subsequent Closings is equal to the Maximum Amount (the “Additional Shares”), to one or more purchasers (the “Additional Purchasers”), provided that (i) such subsequent sale is consummated prior to sixty (60) days after the Initial Closing and (ii) each Additional Purchaser becomes a party to the Transaction Agreements (as defined below), by executing and delivering a counterpart signature page to each of the Transaction Agreements. Exhibit A to this Agreement shall be updated to reflect the number of Additional Shares purchased at each such Closing and the parties purchasing such Additional Shares.

1.4Use of Proceeds.  The Company will use the proceeds from the sale of the Shares as set forth in the Investor Presentation (as defined below).

1.5Defined Terms Used in this Agreement. In addition to the terms defined elsewhere in this Agreement, the following terms used in this Agreement shall be construed to have the meanings set forth or referenced below.

(a)“Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including, without limitation, any general partner, managing member, officer, director or trustee of such Person, or any venture capital fund or registered investment company now or hereafter existing that is controlled by one or more general partners, managing members or investment advisers of, or shares the same management company or investment adviser with, such Person.

(b)“Code” means the Internal Revenue Code of 1986, as amended.

(c)“Company Intellectual Property” means all patents, patent applications, registered and unregistered trademarks, trademark applications, registered and unregistered service marks, service mark applications, tradenames, copyrights, trade secrets, domain names, mask works, information and proprietary rights and processes, similar or other intellectual property rights, subject matter of any of the foregoing, tangible embodiments of any of the foregoing, licenses in, to and under any of the foregoing, and any and all such cases that are as are necessary to the Company in the conduct of the Company’s business as now conducted and as presently proposed to be conducted.

(d)“Data Room” means the password protected data room established by the Company for the benefit of the Purchasers in order to facilitate the Purchasers’ due diligence investigation of the Company and containing the Disclosure Package, the Company Organizational Documents, the Tax Receivable Agreement, the Right of First Refusal and Co-Sale Agreement, and certain other material agreements, documents and information relating to the Company and its business and assets.

(e)“Disclosure Package” means the Investor Presentation, the Legal Disclosure Supplement, the Private Offering Structure Plan, this Agreement and the Exhibits and Disclosure Schedule attached hereto, and the other agreements, documents and information included in the Data Room.

(f)“Investor Presentation” means the confidential presentation dated as of April 2021 that has been made available to each of the Purchasers as set forth in the Data Room.

(g)“Key Employee” means Gregory Beard, William Spence, Ricardo Larroude and RJ Schaffer.

(h)“Knowledge,” including the phrase “to the Company’s knowledge,” shall mean the actual knowledge, after reasonable investigation, of Gregory Beard and Ricardo Larroude.

(i)“Legal Disclosure Supplement” means the disclosure document labeled as “Legal Disclosure Supplement” that has been made available to each of the Purchasers as set forth in the Data Room.

(j)“Material Adverse Effect” means a material adverse effect on the business, assets (including intangible assets), liabilities, financial condition, property, prospects or results of operations of the Company or OpCo.

(k)“OpCo” means Stronghold Digital Mining Holdings, LLC, a Delaware limited liability company.

(l)“Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

(m)“Private Offering Structure Plan” means the document labeled as “Private Offering Structure Plan” that has been made available to each of the Purchasers as set forth in the Data Room.

(n)“Purchaser” means each of the Purchasers who is initially a party to this Agreement and any Additional Purchaser who becomes a party to this Agreement at a subsequent Closing under Subsection 1.2(b).

(o)“Registration Rights Agreement” means the agreement among the Company and the Purchasers dated as of the date of the Initial Closing, in the form of Exhibit E attached to this Agreement.

(p) “Right of First Refusal and Co-Sale Agreement” means the agreement among the Company, the Purchasers, and certain other stockholders of the Company, dated as of the date of the Initial Closing, in the form of Exhibit F attached to this Agreement.

(q)“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(r)“Series A Preferred Stock” means the Company’s Series A Convertible Redeemable Preferred Stock, $0.0001 par value per share.

(s)“Series A Preferred Units” means the units designated as the Series A Preferred Units of OpCo.

(t)“Series B Preferred Units” means the units designated as the Series B Preferred Units of OpCo.

(u)“Series A Registration Rights Agreements” means (i) the Registration Rights Agreement dated April 1, 2021 by and among the Company and the investors in the Company’s Series A Preferred Stock identified on Schedule A thereto and (ii) the Registration Rights Agreement dated April 1, 2021 by and between the Company and the Placement Agent.

(v)“Shares” means the shares of Series B Preferred Stock issued at the Initial Closing and any Additional Shares issued at a subsequent Closing under Subsection 1.3.

(w)“Subsidiary” means any Person with respect to which a specified Person owns a majority of the common stock or other equity securities or otherwise has the power to vote or direct the voting of sufficient securities to elect a majority of the directors or other governing body, any limited partnership with respect to which any Person serves as the general partner with the power and authority to manage the day-to-day business and affairs of the limited partnership, or any limited liability company with respect to which any Person serves as the managing member with the power and authority to manage the day-to-day business and affairs of the limited liability company.

(x)“Tax Receivable Agreement” means the Tax Receivable Agreement dated April 1, 2021 by and among the Company, Gregory A. Beard, as Agent, and Q Power LLC, as TRA Holder.

(y)“Transaction Agreements” means this Agreement, the Registration Rights Agreement, and the Right of First Refusal and Co-Sale Agreement.

2.Representations and Warranties of the Company. The Company hereby represents and warrants to the Placement Agent and each Purchaser that the following representations are true and complete as of the date of the Initial Closing, except as otherwise indicated. The Disclosure Schedule attached as Exhibit D is arranged in sections corresponding to the numbered and lettered sections and subsections contained in this Section 2, and the disclosures in any section or subsection of the Disclosure Schedule shall be deemed part of the representation and warranty that such section or subsection corresponds to and shall qualify other sections and subsections in this Section 2 to the extent it is readily apparent from a reading of the disclosure that such disclosure is applicable to such other sections and subsections.

For purposes of these representations and warranties (other than those in Subsections 2.1, 2.2, 2.3, 2.4, 2.5, and 2.6), the term the “Company” shall include OpCo and any other Subsidiaries of the Company, unless otherwise noted herein.

2.1Organization, Good Standing, Corporate Power and Qualification.

(a)The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted and as presently proposed to be conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect.

(b)Each Subsidiary is a limited liability company or limited partnership duly formed, validly existing and in good standing under the laws of its state of formation and has all requisite limited liability company power and authority to carry on its business as now conducted and as presently proposed to be conducted. Each Subsidiary is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect.

2.2Capitalization.

(a)The authorized capital of the Company consists, immediately prior to the Initial Closing, of:

(i)238,000,000 shares of Class A common stock, $0.0001 par value per share (the “Class A Common Stock”), 5,000 of which are issued and outstanding immediately prior to the Initial Closing.

(ii)12,000,000 shares of Class V common stock, $0.0001 par value per share (the “Class V Common Stock” and, together with the Class A Common Stock, the “Common Stock”), 9,395,000 of which are issued and outstanding immediately prior to the Initial Closing.

(iii)50,000,000 shares of Preferred Stock, of which 5,000,000 shares have been designated Series A Preferred Stock and 2,000,000 have been designated Series B Preferred Stock, 3,600,000 and none, respectively, of which are issued and outstanding immediately prior to the Initial Closing. The rights, privileges and preferences of the Preferred Stock are as stated in the Certificate of Incorporation and as provided by the Delaware General Corporation Law.

(iv)238,000,000 Class A Units of OpCo, 9,400,000 of which are issued and outstanding immediately prior to the Initial Closing

(v)50,000,000 Preferred Units of OpCo, of which 3,600,000 units have been designated Series A Preferred Units, 3,600,000 of which are issued and outstanding immediately prior to the Initial Closing.

(b)The Company has reserved 1,300,000 shares of Class A Common Stock for issuance to officers, directors, employees and consultants of the Company pursuant to stock option grants under the equity incentive plan that the Company adopted on April 28, 2021 (the “Stock Plan”). Of such reserved shares of Class A Common Stock, no shares have been issued and all shares of Class A Common Stock remain available for issuance to officers, directors, employees and consultants pursuant to the Stock Plan once adopted.

(c)The Company has reserved 34,000 shares of Series A Preferred Stock (and the corresponding shares of Class A Common Stock into which such shares are convertible) for issuance pursuant to that certain Series A Preferred Stock Warrant dated April 1, 2021 held by the Placement Agent.

(d)Except for (A) the conversion privileges of the Shares to be issued under this Agreement, (B) the rights provided in the Series A Registration Rights Agreements, (C) the rights provided in the Registration Rights Agreement, (D) the conversion privileges of the Class A Units of OpCo which, along with the accompanying Class V Common Stock, may be converted into Class A Common Stock, and (E) the securities and rights described in Subsections 2.2(a), 2.2(b) and 2.2(c) of this Agreement, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, to purchase or acquire from the Company any shares of Common Stock, Series A Preferred Stock or Series B Preferred Stock, or any securities convertible into or exchangeable for shares of Common Stock, Series A Preferred Stock or Series B Preferred Stock.

(e)Except as set forth in the Certificate of Incorporation, the Company has no obligation (contingent or otherwise) to purchase or redeem any of its capital stock.

(f)The Company has obtained valid waivers of any rights by other parties to purchase any of the Shares covered by this Agreement.

2.3Subsidiaries.  Section 2.3(a) of the Disclosure Schedule sets forth for each Subsidiary of the Company and OpCo immediately after completion of the offering and sale of the Shares pursuant to this Agreement (i) its name and jurisdiction of incorporation or formation, (ii) the number of shares of authorized capital stock or other equity securities of each class of its capital stock or equity securities, (iii) the number of issued and outstanding shares of each class of its capital stock or equity securities, the names of the holders thereof, and the number of shares or other units held by each such holder, and (iv) the number of shares of its capital stock or other equity securities held in treasury.  All of the issued and outstanding equity securities of OpCo and of each Subsidiary of OpCo have been duly authorized and are validly issued, fully paid, and nonassessable securities.  Except as disclosed in Section 2.3(b) of the Disclosure Schedule, OpCo will directly or indirectly own all of the outstanding shares or other units of equity securities of each Subsidiary of OpCo, free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), taxes, security interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands.  There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require any of the Company and its Subsidiaries to sell, transfer, or otherwise dispose of any capital stock of any of its Subsidiaries or that could require any Subsidiary of the Company to issue, sell, or otherwise cause to become outstanding any of its own capital stock.  There are no outstanding stock appreciation, phantom stock, profit participation, or similar rights with respect to any Subsidiary of the Company.  There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any capital stock of any Subsidiary of the Company.  None of the Company or its Subsidiaries controls directly or indirectly or has any direct or indirect equity participation in any corporation, partnership, trust, or other business association which is not a Subsidiary of the Company.

2.4Authorization. All corporate action required to be taken by the Company’s Board of Directors and stockholders in order to authorize the Company to enter into the Transaction Agreements, and to issue the Shares at the Closing and the Class A Common Stock issuable upon conversion of the Shares, has been taken or will be taken prior to the Closing. All action on the part of the officers of the Company necessary for the execution and delivery of the Transaction Agreements, the performance of all obligations of the Company under the Transaction Agreements to be performed as of the Closing, and the issuance and delivery of the Shares has been taken or will be taken prior to the Closing. The Transaction Agreements, when executed and delivered by the Company, shall constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, or (iii) to the extent the indemnification provisions contained in the Registration Rights Agreement may be limited by applicable federal or state securities laws.

2.5Valid Issuance of Shares. The Shares, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under the Transaction Agreements, applicable state and federal securities laws and liens or encumbrances created by or imposed by a Purchaser. Assuming the accuracy of the representations of the Purchasers in Section 3 of this Agreement, the Shares will be issued in compliance with all applicable federal and state securities laws. The Class A Common Stock issuable upon conversion of the Shares has been duly reserved for issuance, and upon issuance in accordance with the terms of the Certificate of Incorporation, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under the Transaction Agreements, applicable federal and state securities laws and liens or encumbrances created by or imposed by a Purchaser. Based in part upon the representations of the Purchasers in Section 3 of this Agreement, the Class A Common Stock issuable upon conversion of the Shares will be issued in compliance with all applicable federal and state securities laws.

2.6Governmental Consents and Filings. Assuming the accuracy of the representations made by the Purchasers in Section 3 of this Agreement, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of the Company in connection with the consummation of the transactions contemplated by this Agreement, except for filings pursuant to Regulation D of the Securities Act, and applicable state securities laws, which have been made or will be made in a timely manner.

2.7Litigation. There is no claim, action, suit, proceeding, arbitration, complaint, charge or investigation pending or, to the Company’s knowledge, currently threatened in writing (i) against the Company or any officer, director or Key Employee of the Company arising out of their employment or board relationship with the Company; (ii) that questions the validity of the Transaction Agreements or the right of the Company to enter into them, or to consummate the transactions contemplated by the Transaction Agreements; or (iii) against the Company or any officer, director or Key Employee of the Company that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. Neither the Company nor, to the Company’s knowledge, any of its officers, directors or Key Employees is a party or is named as subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

2.8Intellectual Property. The Company owns or possesses or can acquire on commercially reasonable terms sufficient legal rights to all Company Intellectual Property without any known conflict with, or infringement of, the rights of others, including prior employees or consultants, with which any of them may be affiliated now or may have been affiliated in the past. The Company Intellectual Property is adequate to enable the Company to operate its business. To the Company’s knowledge, no product or service marketed or sold (or proposed to be marketed or sold) by the Company violates or will violate any license or infringes or will infringe any intellectual property rights of any other party. The Company has obtained and possesses valid licenses to use all of the software programs present on the computers and other software-enabled electronic devices that it owns or leases or that it has otherwise provided to its employees for their use in connection with the Company’s business, except where the failure to do so would not have a Material Adverse Effect.  Other than with respect to commercially available software products under standard end-user object code license agreements, there are no outstanding options, licenses, agreements, claims, encumbrances or shared ownership interests of any kind relating to the Company Intellectual Property, nor is the Company bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of any other Person. The Company has not received any communications alleging that the Company has violated, or by conducting its business, would violate any of the patents, trademarks, service marks, tradenames, copyrights, trade secrets, mask works or other proprietary rights or processes of any other Person.

2.9Compliance with Other Instruments. The Company is not in violation of or in default under (i) of any provisions of the Company Organizational Documents, (ii) any instrument, judgment, order, writ or decree applicable to the Company, (iii) under any note, indenture or mortgage applicable to the Company, or (iv) under any lease, agreement, contract or purchase order to which it is a party or by which it is bound where such violation or default would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, or (v) to its knowledge, of any provision of federal or state statute, rule or regulation applicable to the Company where such violation would have a Material Adverse Effect. The execution, delivery and performance of the Transaction Agreements and the consummation of the transactions contemplated by the Transaction Agreements will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either (i) a material default under any such provision, instrument, judgment, order, writ, decree, contract or agreement applicable to the Company or any Subsidiary; or (ii) an event which results in the creation of any lien, charge or encumbrance upon any assets of the Company or any Subsidiary or the suspension, revocation, forfeiture, or nonrenewal of any material permit or license applicable to the Company or any Subsidiary.

2.10Agreements; Actions.

(a)Except for the Transaction Agreements or as described in the Disclosure Package, there are no agreements, understandings, instruments, contracts or proposed transactions to which the Company is a party or by which it is bound that involve (i) obligations (contingent or otherwise) of, or payments to, the Company in excess of $250,000, (ii) the license of any patent, copyright, trademark, trade secret or other proprietary right to or from the Company, (iii) the grant of rights to manufacture, produce, assemble, license, market, or sell its products to any other Person that limit the Company’s exclusive right to develop, manufacture, assemble, distribute, market or sell its products, or (iv) indemnification by the Company with respect to infringements of proprietary rights.

(b)The Company has not (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock, (ii) incurred any indebtedness for money borrowed or incurred any other liabilities individually in excess of $250,000 or in excess of $1,000,000 in the aggregate, (iii) made any loans or advances to any Person, other than ordinary advances for travel expenses, or (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory in the ordinary course of business. For the purposes of (a) and (b) of this Subsection 2.10, all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same Person (including Persons the Company has reason to believe are affiliated with each other) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsection.

(c)The Company is not a guarantor or indemnitor of any indebtedness of any other Person.

2.11Certain Transactions.

(a)Other than (i) standard employee benefits generally made available to all employees, (ii) standard director and officer indemnification agreements approved by the Board of Directors, and (iii) the purchase of shares of the Company’s capital stock and the issuance of options to purchase shares of the Company’s Class A Common Stock, in each instance, approved in the written minutes or actions taken by written consent of the Board of Directors (previously made available to the

Purchasers in the Data Room or as described in the Disclosure Package), there are no agreements, understandings or proposed transactions between the Company and any of its officers, directors, consultants or Key Employees, or any Affiliate thereof.

(b)The Company is not indebted, directly or indirectly, to any of its directors, officers or employees or to their respective spouses or children or to any Affiliate of any of the foregoing, other than in connection with expenses or advances of expenses incurred in the ordinary course of business or employee relocation expenses and for other customary employee benefits made generally available to all employees or as described in the Disclosure Package. None of the Company’s directors, officers or employees, or any members of their immediate families, or any Affiliate of the foregoing are, directly or indirectly, indebted to the Company or, to the Company’s knowledge, have any (i) material commercial, industrial, banking, consulting, legal, accounting, charitable or familial relationship with any of the Company’s customers, suppliers, service providers, joint venture partners, licensees and competitors, (ii) direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship, or any firm or corporation which competes with the Company except that directors, officers, employees or stockholders of the Company may own stock in (but not exceeding two percent (2%) of the outstanding capital stock of) publicly traded companies that may compete with the Company; or (iii) financial interest in any material contract with the Company.

2.12Rights of Registration and Voting Rights. Except as provided in the Series A Registration Rights Agreements and the Registration Rights Agreement, the Company is not under any obligation to register under the Securities Act any of its currently outstanding securities or any securities issuable upon exercise or conversion of its or any of its Subsidiaries’ currently outstanding securities. To the Company’s knowledge, no stockholder of the Company has entered into any agreements with respect to the voting of capital stock of the Company that is not described in the Disclosure Package.

2.13Property. The Company and the Subsidiaries own, lease or otherwise have a valid right to use, all real property that is material to its business, good and marketable title in fee simple to all real property owned by them that is material to its business and good and marketable title in all personal property owned by them that is material to its business, in each case free and clear of all encumbrances and liens, except for encumbrances and liens as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Company and the Subsidiaries and encumbrances and liens for the payment of federal, state or other taxes, the payment of which is neither delinquent nor subject to penalties. Any real property and facilities held under lease by the Company and the Subsidiaries are held by them under valid, subsisting and enforceable leases of which the Company and the Subsidiaries are in compliance, except as could not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect.

2.14[Reserved].

2.15Changes. To the Company’s knowledge, since September 30, 2020 there have been no events or circumstances of any kind which, in all such cases, individually and in the aggregate, have had or could reasonably be expected to result in a Material Adverse Effect.

2.16Employee Matters.

(a)To the Company’s knowledge, none of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would materially interfere with such employee’s ability to promote the interest of the Company or that would conflict with the Company’s business. Neither the execution or delivery of the Transaction Agreements, nor the carrying on of the

Company’s business by the employees of the Company, nor the conduct of the Company’s business as now conducted and as presently proposed to be conducted, will, to the Company’s knowledge, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant or instrument under which any such employee is now obligated.

(b)To the Company’s knowledge, no Key Employee intends to terminate employment with the Company or is otherwise likely to become unavailable to continue as a Key Employee. The Company does not have a present intention to terminate the employment of any of the foregoing. The employment of each employee of the Company is terminable at the will of the Company. Except as set forth in Subsection 2.16(b) of the Disclosure Schedule or as required by law, upon termination of the employment of any such employees, no severance or other payments will become due. Except as set forth in Subsection 2.16(b) of the Disclosure Schedule, the Company has no policy, practice, plan or program of paying severance pay or any form of severance compensation in connection with the termination of employment services.

(c)Subsection 2.16(c) of the Disclosure Schedule sets forth each employee benefit plan maintained, established or sponsored by the Company, or which the Company participates in or contributes to, which is subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The Company has made all required contributions and has no liability to any such employee benefit plan, other than liability for health plan continuation coverage described in Part 6 of Title I(B) of ERISA, and has complied in all material respects with all applicable laws for any such employee benefit plan.

(d)The Company has not made any representations regarding equity incentives to any officer, employee, director or consultant that are inconsistent with the share amounts and terms set forth in the minutes of meetings of (or actions taken by unanimous written consent by) the Company’s Board of Directors.

(e)The Company is not bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or, to the knowledge of the Company, has sought to represent any of the employees, representatives or agents of the Company. There is no strike or other labor dispute involving the Company pending, or to the Company’s knowledge, threatened, which could have a Material Adverse Effect, nor is the Company aware of any labor organization activity involving its employees.

2.17Tax Returns and Payments. To the Knowledge of the Company, there are no federal, state, county, local or foreign taxes due and payable by the Company which have not been timely paid. To the Knowledge of the Company, there are no accrued and unpaid federal, state, county, local or foreign taxes of the Company which are due, whether or not assessed or disputed. There have been no examinations or audits of any tax returns or reports by any applicable federal, state, local or foreign governmental agency. To the Knowledge of the Company, the Company has duly and timely filed all federal, state, county, local and foreign tax returns required to have been filed by it and there are in effect no waivers of applicable statutes of limitations with respect to taxes for any year.

2.18Insurance. The Company has in full force and effect insurance policies concerning such casualties as would be reasonable and customary for companies like the Company with extended coverage, sufficient in amount (subject to reasonable deductions) to allow it to replace any of its properties that might be damaged or destroyed.

2.19Permits. The Company has all franchises, permits, licenses and any similar authority necessary for the conduct of its business, the lack of which could reasonably be expected to have a Material Adverse Effect. The Company is not in default in any material respect under any of such franchises, permits, licenses or other similar authority.

2.20IT Systems. (i) To the knowledge of the Company, there has been no security breach or other compromise of any Company’s information technology and computer systems, networks, hardware, software, data (including the data of their respective customers, employees, suppliers, vendors and any third party data maintained by or on behalf of them), equipment or technology (collectively, “IT Systems and Data”) which, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect and (ii) the Company has not been notified of, and has no knowledge of any event or condition that would reasonably be expected to result in, any security breach or other compromise to their IT Systems and Data which, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect.

2.21Corporate Documents. The Certificate of Incorporation and Bylaws of the Company are in the form provided to the Purchasers. The Company provided to the Placement Agent all resolutions and actions by written consent without a meeting taken by the managers of OpCo and its investors for at least the last two years and accurately reflects in all material respects all actions by the directors (and any committee of directors) and stockholders with respect to all transactions referred to in such minutes.

2.22Environmental and Safety Laws. Except as could not reasonably be expected to have a Material Adverse Effect (a) the Company is and has been in compliance with all Environmental Laws; (b) there has been no release or to the Company’s knowledge threatened release of any pollutant, contaminant or toxic or hazardous material, substance or waste or petroleum or any fraction thereof (each a “Hazardous Substance”), on, upon, into or from any site currently or heretofore owned, leased or otherwise used by the Company; (c) there have been no Hazardous Substances generated by the Company that have been disposed of or come to rest at any site that has been included in any published U.S. federal, state or local “superfund” site list or any other similar list of hazardous or toxic waste sites published by any governmental authority in the United States; and (d) to the Company’s knowledge, there are no underground storage tanks located on, no polychlorinated biphenyls (“PCBs”) or PCB-containing equipment used or stored on, and no hazardous waste as defined by the Resource Conservation and Recovery Act, as amended, stored on, any site owned or operated by the Company, except for the storage of hazardous waste in compliance with Environmental Laws. For purposes of this Subsection 2.22, “Environmental Laws” means any law, regulation, or other applicable requirement relating to (a) releases or threatened releases of any Hazardous Substance; (b) pollution or protection of employee health or safety, public health or the environment; or (c) the manufacture, handling, transport, use, treatment, storage, or disposal of Hazardous Substances.

2.23Disclosure.  The Company has made available to the Purchasers all the information reasonably available to the Company that the Purchasers have requested in connection with their investigation of the Company and their investment decision regarding the Shares. No representation or warranty of the Company contained in this Agreement, as qualified by the Disclosure Schedule, and no certificate furnished or to be furnished to Purchasers at the Closing contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in the light of the circumstances under which they were made.

3.Representations and Warranties of the Purchasers. Each Purchaser hereby represents and warrants to the Company, severally and not jointly, that:

3.1Authorization. The Purchaser has full power and authority to enter into the Transaction Agreements. The Transaction Agreements to which the Purchaser is a party, when executed and delivered by the Purchaser, will constitute valid and legally binding obligations of the Purchaser, enforceable in accordance with their terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies, or (b) to the extent the indemnification provisions contained in the Registration Rights Agreement may be limited by applicable federal or state securities laws.

3.2NO TAX REPRESENTATIONS.  PURCHASER REPRESENTS AND WARRANTS THAT IT IS NOT RELYING UPON ANY ADVICE OR ANY INFORMATION OR MATERIAL FURNISHED BY THE COMPANY OR ITS REPRESENTATIVES, WHETHER ORAL OR WRITTEN, EXPRESSED OR IMPLIED, OF ANY NATURE WHATSOEVER, REGARDING ANY TAX MATTERS.

3.3No Reliance.  Purchaser understands that none of the Company, or its owners, officers, members, managers, employees or affiliates, legal counsel, or advisors represent Purchaser in any way in connection with the purchase of the Shares and the entering into any of the Transaction Agreements.  Purchaser also understands that legal counsel to the Company and its affiliates does not represent, and shall not be deemed under the applicable codes of professional responsibility to have represented or to be representing, Purchaser.

3.4Purchase Entirely for Own Account. This Agreement is made with the Purchaser in reliance upon the Purchaser’s representation to the Company, which by the Purchaser’s execution of this Agreement, the Purchaser hereby confirms, that the Shares to be acquired by the Purchaser will be acquired for investment for the Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, the Purchaser further represents that the Purchaser does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Shares. The Purchaser has not been formed for the specific purpose of acquiring the Shares.

3.5Disclosure of Information; Risk of Loss. The Purchaser has had an opportunity to discuss the Company’s business, management, financial affairs and the terms and conditions of the offering of the Shares with the Company’s management and has had an opportunity to review the Company’s facilities and to obtain any additional information deemed necessary to verify the accuracy of the information contained in the Disclosure Package or otherwise presented to Purchaser by the Company.  Purchaser has been furnished with all materials and information requested by either Purchaser or others representing Purchaser, including any information requested to verify any information furnished to Purchaser.  Purchaser can bear and is willing to accept the economic risk of losing its entire investment in the Shares.  Purchaser is a sophisticated institutional investor with experience investing in speculative illiquid investment securities and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the investment in the Shares.

3.6Restricted Securities. The Purchaser understands that the Shares have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Purchaser’s representations as expressed herein. The Purchaser understands that the Shares are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Purchaser must hold the Shares indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Purchaser acknowledges that the Company has no obligation to register or qualify the Shares, or the Class A Common Stock into which it may be converted, for resale except as set forth in the Registration Rights Agreement. The Purchaser further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Shares, and on requirements relating to the Company which are outside of the Purchaser’s control, and which the Company is under no obligation and may not be able to satisfy.

3.7No Public Market. The Purchaser understands that no public market now exists for the Shares, and that except as otherwise set forth in this Agreement or any other Transaction Agreement,  the Company has made no assurances that a public market will ever exist for the Shares.

3.8Legends. The Purchaser understands that the Shares and any securities issued in respect of or exchange for the Shares, may be notated with one or all of the following legends:

“THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”

(a)Any legend set forth in, or required by, the other Transaction Agreements.

(b)Any legend required by the securities laws of any state to the extent such laws are applicable to the Shares represented by the certificate, instrument, or book entry so legended.

3.9Accredited Investor(a). The Purchaser is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

3.10Foreign Investors. If the Purchaser is not a United States person (as defined by Section 7701(a)(30) of the Code), the Purchaser hereby represents that it has satisfied itself as to the full observance of the laws of its jurisdiction in connection with any invitation to subscribe for the Shares or any use of this Agreement, including (i) the legal requirements within its jurisdiction for the purchase of the Shares, (ii) any foreign exchange restrictions applicable to such purchase, (iii) any governmental or other consents that may need to be obtained, and (iv) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale, or transfer of the Shares. The Purchaser’s subscription and payment for and continued beneficial ownership of the Shares will not violate any applicable securities or other laws of the Purchaser’s jurisdiction.

3.11Risk Factors.The Purchaser understands that such Purchaser’s investment in the Shares being purchased by the Purchaser from the Company involves a high degree of risk. The Purchaser understands that no U.S. federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Shares being purchased by the Purchaser from the Company. The Purchaser warrants that such Purchaser is able to bear the complete loss of such

Purchaser’s investment in the Shares being purchased by the Purchaser from the Company.  The Purchaser represents and warrants that it has read and understands the risk factors relating to the Company set forth in the Legal Disclosure Supplement under the heading “RISK FACTORS.”

3.12Exculpation Among Purchasers. The Purchaser acknowledges that it is not relying upon any Person, other than the Company and its officers and directors, in making its investment or decision to invest in the Company.

3.13Residence. If the Purchaser is an individual, then the Purchaser resides in the state or province identified in the address of the Purchaser set forth on Exhibit A; if the Purchaser is a partnership, corporation, limited liability company or other entity, then the office or offices of the Purchaser in which its principal place of business is identified in the address or addresses of the Purchaser set forth on Exhibit A.

3.14Not an Electric Utility Company or Holding Company. The Purchaser, individually or on a coordinated basis with other Purchasers, does not, directly or indirectly, own, operate or control, and is not Affiliated with, an Electric Utility Company or a Holding Company. The Purchaser does not, directly or indirectly, own, operate or control and is not Affiliated with, a person or entity making sales of electric energy for resale.  Capitalized terms used, but not otherwise defined, in this Section 3.14 have the meanings ascribed to them in the Public Utility Holding Company Act of 2005, 42 U.S.C. section 15801 (Definitions).

4.Conditions to the Purchasers’ Obligations at Closing. The obligations of each Purchaser to purchase Shares at the Initial Closing or any subsequent Closing are subject to the fulfillment, on or before such Closing, of each of the following conditions, unless otherwise waived by the Placement Agent:

4.1Representations and Warranties. The representations and warranties of the Company contained in Section 2 shall be true and correct in all respects as of such Closing.

4.2Performance. The Company shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by the Company on or before such Closing.

4.3Compliance Certificate. The President or Chief Financial Officer of the Company shall deliver to the Purchasers at such Closing a certificate certifying that the conditions specified in Subsections  4.1 and 4.2 have been fulfilled.

4.4Qualifications. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Shares pursuant to this Agreement shall be obtained and effective as of such Closing.

4.5Registration Rights Agreement. The Company and each Purchaser shall have executed and delivered the Registration Rights Agreement.

4.6Right of First Refusal and Co‑Sale Agreement. The Company and each Purchaser shall have executed and delivered the Right of First Refusal and Co‑Sale Agreement.

4.7Secretary’s Certificate. The Secretary of the Company shall have delivered to the Purchasers at the Closing a certificate certifying (i) the Certificate of Incorporation of the Company, (ii) the

Bylaws of the Company, and (iii) resolutions of the Board of Directors of the Company approving the Transaction Agreements and the transactions contemplated under the Transaction Agreements.

4.8Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to each Purchaser, and each Purchaser (or its counsel) shall have received all such counterpart original and certified or other copies of such documents as reasonably requested. Such documents may include good standing certificates.

4.9Preemptive Rights. The Company shall have fully satisfied (including with respect to rights of timely notification) or obtained enforceable waivers in respect of any preemptive or similar rights directly or indirectly affecting any of its securities.

5.Conditions of the Company’s Obligations at Closing. The obligations of the Company to sell Shares to the Purchasers at the Initial Closing or any subsequent Closing are subject to the fulfillment, on or before the Closing, of each of the following conditions, unless otherwise waived:

5.1Representations and Warranties. The representations and warranties of each Purchaser contained in Section 3 shall be true and correct in all respects as of such Closing.

5.2Performance. The Purchasers shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by them on or before such Closing.

5.3Qualifications. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Shares pursuant to this Agreement shall be obtained and effective as of the Closing.

5.4Registration Rights Agreement. Each Purchaser shall have executed and delivered the Registration Rights Agreement.

5.5Right of First Refusal and Co‑Sale Agreement. Each Purchaser and the other stockholders of the Company named as parties thereto shall have executed and delivered the Right of First Refusal and Co‑Sale Agreement

6.Additional Agreements.

6.1[Reserved].

6.2Right to Participate in Future Equity Securities Issuances.

(a)Subject to the terms and conditions of this Section 6.2 and applicable securities laws, if the Company proposes to offer or sell any New Securities (as defined below), the Company shall first offer such New Securities to each of the Purchasers in the manner described below.

(b)The Company shall give notice (the “Offer Notice”) to each Purchaser stating (i) its bona fide intention to offer such New Securities, (ii) the number of such New Securities to be offered, and (iii) the price and terms upon which it proposes to offer such New Securities.

(c)By notification to the Company within ten (10) days after the Offer Notice is given, a Purchaser may elect to purchase or otherwise acquire, at the price and on the terms specified in the Offer Notice, up to that portion of such New Securities which equals the proportion that the shares of Class A Common Stock of the Company issuable upon conversion of the Series B Preferred Stock held by such Purchaser bears to the total shares of Class A Common Stock of the Company then outstanding (assuming full conversion and/or exercise, as applicable, of all outstanding securities of the Company that are convertible into, or exercisable or exchangeable for, shares of Class A Common Stock of the Company). The closing of any sale pursuant to this Section 6.2 shall occur within the later of sixty (60) days of the date that the Offer Notice is given and the date of initial sale of New Securities pursuant to Subsection 6.2(d).

(d)If a Purchaser does not notify the Company of its intent to purchase New Securities referred to in the Offer Notice, the Company may, during the one hundred and twenty (120) day period following the expiration of the periods provided in Subsection 6.2(c), offer and sell the New Securities (including that portion subject to this right of first offer) to any person or persons at a price not less than, and upon terms no more favorable to the offeree than, those specified in the Offer Notice.  If the Company does not enter into an agreement for the sale of the New Securities within such period, or if such agreement is not consummated within sixty (60) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such New Securities shall not be offered unless first reoffered to Purchasers in accordance with this Section 6.2.

(e)The rights granted to the Purchaser in this Section 6.2 shall not be applicable to the issuance of Exempted Securities (as defined in the Certificate of Incorporation).

(f)The rights granted to the Purchaser in this Section 6.2 shall terminate upon (i) the conversion of the Series B Preferred Stock, or (ii) the closing of a Deemed Liquidation Event, as such term is defined in the Certificate of Incorporation, whichever event occurs first.

(g)For purposes of this Agreement, “New Securities” means, collectively, equity securities of the Company, whether or not currently authorized, as well as rights, options, or warrants to purchase such equity securities, or securities of any type whatsoever that are, or may become, convertible or exchangeable into or exercisable for such equity securities other than the issuance of Exempted Securities.

6.3Information Rights.

(a)Delivery of Financial Statements. The Company shall deliver to each Purchaser provided that the Board of Directors has not reasonably determined that such Purchaser is a competitor of the Company:

(i)as soon as practicable, but in any event within one hundred twenty (120) days after the end of each fiscal year of the Company (i) a balance sheet as of the end of such year, (ii) statements of income and of cash flows for such year, and (iii) a statement of stockholders’ equity as of the end of such year, all such financial statements audited and certified by independent public accountants of regionally or nationally recognized standing selected by the Company; and

(ii)as soon as practicable, but in any event within sixty (60) days after the end of each quarter of each fiscal year of the Company, unaudited statements of income and cash flows for such fiscal quarter, and an unaudited balance sheet and a statement of stockholders’ equity as of the end of such fiscal quarter, all prepared in accordance with GAAP (except that such financial statements may (i) be subject to normal year-end audit adjustments; and (ii) not contain all notes thereto that may be required in accordance with GAAP).

(b)Quarterly Conference Call. The Company shall arrange and hold a conference call to discuss the Company’s financial and business performance with the Purchasers and appropriate members of the Company’s management team following the conclusion of each fiscal quarter.

(c)The covenants set forth in Section 6.3 shall terminate and be of no further force or effect (i) upon the conversion of the Series B Preferred Stock, (ii) when the Company first becomes subject to the periodic reporting requirements of Section 12(g) or 15(d) of the Exchange Act, or (iii) upon the closing of a Deemed Liquidation Event, as such term is defined in the Certificate of Incorporation, whichever event occurs first

6.4“Market Stand-off” Agreement. Each Purchaser agrees that such Purchaser shall not sell, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, any Common Stock (or other securities) of the Company held by such Purchaser (other than those included in the registration) during the one hundred eighty (180) day period following the effective date of an underwritten public offering of the Company’s Class A Common Stock registered under the Securities Act (or such longer period as the underwriters or the Company shall request in order to facilitate compliance with FINRA Rule 2711 or NYSE Member Rule 472 or any successor or similar rule or regulation), provided that all officers and directors of the Company are bound by and have entered into similar agreements.  Each Purchaser agrees to execute and deliver such other agreements as may be reasonably requested by the Company or the underwriters that are consistent with the Purchaser’s obligations under this Section 6.4 or that are necessary to give further effect to this Section 6.4.  In addition, if requested by the Company or the representative of the underwriters of Common Stock (or other securities) of the Company, each Purchaser shall provide, within 10 days of such request, such information as may be required by the Company or such representative in connection with the completion of any public offering of the Company’s securities pursuant to a registration statement filed under the Securities Act.  The obligations described in this Section 6.4 shall not apply to a registration relating solely to employee benefit plans on Form S-1 or Form S-8 or similar forms that may be promulgated in the future, or a registration relating solely to a transaction on Form S-4 or similar forms that may be promulgated in the future.

7.Miscellaneous.

7.1Survival of Warranties. Unless otherwise set forth in this Agreement, the representations and warranties of the Company and the Purchasers contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing for a period of one year and shall in no way be affected by any investigation or knowledge of the subject matter thereof made by or on behalf of the Purchasers or the Company.

7.2Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Except for the Placement Agent, who is an intended third-party beneficiary of this Agreement and except as otherwise expressly provided in this Agreement, nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

7.3Governing Law. This Agreement shall be governed by the internal law of the State of New York, without regard to conflict of law principles that would result in the application of any law other than the law of the State of New York.

7.4Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

7.5Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

7.6Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt, or (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth on the signature page or Exhibit A, or to such e-mail address, facsimile number or address as subsequently modified by written notice given in accordance with this Subsection 7.6. A notice by electronic mail must include a prominent legend that the communication is an important notice regarding the parties. If notice is given to the Company, a copy, which shall not constitute notice, shall also be sent to Vinson & Elkins LLP, 901 East Byrd Street, Suite 1500, Richmond, VA 23219, dlebey@velaw.com, Attention: Daniel M. LeBey.

7.7Compensation of the Placement Agent.  Each Purchaser acknowledges that it is fully aware that the Placement Agent and each soliciting dealer appointed by the Placement Agent will receive from the Company, in consideration of their respective services as placement agent or soliciting dealer in respect of the offer and sale of the Shares contemplated hereby a commission of seven percent (7%) of the gross proceeds raised by the Company from the sale of Shares at each Closing, payable in cash.   In addition, each Purchaser acknowledges that it is aware that the Placement Agent will receive from the Company payment of certain expenses including, but not limited to, legal fees and expenses incurred in connection with the offering of the Shares contemplated hereby. In addition, officers, directors, registered representatives or other affiliates of the Placement Agent may purchase Series B Preferred Stock under this Agreement on the same terms as other Purchasers hereunder.

7.8No Finder’s Fees. Except for commissions and other consideration payable to the Placement Agent and soliciting dealers as described in Section 7.7, each party represents that it neither is nor will be obligated for any finder’s fee or commission in connection with this transaction. Each Purchaser agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which each Purchaser or any of its officers, employees or representatives is responsible.

7.9Fees and Expenses. Each party shall be responsible for its own fees and expenses incurred in connection with the entry into this Agreement and the Transaction Agreements.

7.10Attorneys’ Fees. If any action at law or in equity (including, arbitration) is necessary to enforce or interpret the terms of any of the Transaction Agreements, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

7.11Amendments and Waivers. Except as set forth in Subsection 1.3(a) of this Agreement, any term of this Agreement may be amended, terminated or waived only with the written consent of the Company and the holders of at least a majority of the then-outstanding Shares. Any amendment or waiver effected in accordance with this Subsection 7.11 shall be binding upon the Purchasers and each transferee of the Shares (or the Class A Common Stock issuable upon conversion thereof), each future holder of all such securities, and the Company.

7.12Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

7.13Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

7.14Entire Agreement. This Agreement (including the Exhibits hereto), the Certificate of Incorporation and the other Transaction Agreements constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties are expressly canceled.

7.15Dispute Resolution. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of and to the jurisdiction of the United States District Court for the Southern District of New York for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state courts of New York State or the United States District Court for the Southern District of New York, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

Waiver of Jury Trial: EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTION AGREEMENTS, THE SECURITIES OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS

LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

[Signature pages follow]

IN WITNESS WHEREOF, the parties have executed this Series B Preferred Stock Purchase Agreement as of the date first written above.

COMPANY

Stronghold Digital Mining, Inc

By:	/s/ Gregory A. Beard
Name:	Gregory A. Beard
Title:	Chief Executive Officer and President

Address:	2151 Lisbon Road
Kennerdell, PA 16374

[Additional Signature Pages Have Been Intentionally Omitted]

EXHIBIT A

SCHEDULE OF PURCHASERS

[Intentionally Omitted]

EXHIBIT B

CERTIFICATE OF INCORPORATION

[Intentionally Omitted]

EXHIBIT C

BYLAWS

[Intentionally Omitted]

EXHIBIT D

DISCLOSURE SCHEDULE

[Intentionally Omitted]

EXHIBIT E

FORM OF REGISTRATION RIGHTS AGREEMENT

[Intentionally Omitted]

EXHIBIT F

Form of Right of First Refusal and Co-Sale Agreement

[Intentionally Omitted]